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                                                                   EXHIBIT 23-A

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Selected Historical and Unaudited Pro Forma Combined Financial Data" in Amendment No. 3 to the Registration Statement on Form S-4 (Registration No. 333-56141) and related Joint Proxy Statement/Prospectus of Ameritech Corporation and SBC Communications Inc. (SBC) for the registration of shares of Common Stock of SBC and to the incorporation by reference therein of our reports dated February 20, 1998, with respect to the consolidated financial statements and schedules of SBC included in or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Antonio, Texas

October 14, 1998